Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Nova LifeStyle, Inc. on Form S-8 of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of Nova LifeStyle, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 appearing in the Annual Report on Form 10-K of Nova LifeStyle, Inc. for the year ended December 31, 2013.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp
New York, NY
July 29, 2014